Exhibit 99.(j)(5)

Credit Suisse Asset Management Income Fund, Inc.

Eleven Madison Avenue

New York, New York 10010-3629

State Street Bank and Trust Company

One Federal Street, B02/2

Boston, Massachusetts 02110

Attention: Tricia L. Cormier, Vice President

Re: Credit Suisse Asset Management Income Fund, Inc. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 21A, the Additional Investment Companies provision, of the Custodian Agreement dated as of October 20, 2000, by and among each management investment company party thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Agreement”), the undersigned Fund hereby requests that your bank act as Custodian for the Fund under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section III of that certain Amendment to Custodian Agreement dated as of May 16, 2001.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

			By:	/s/ Michael A. Pignataro
			Name:	Michael A. Pignataro
			Title	CFO ,Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
	Name:	Joseph L. Hooley
	Title:	Executive Vice President	Effective Date: November 19, 2007